EXHIBIT 99.1

Healthcare Corporation of America Names Public-Company Veteran Yoram Bibring as Chief Financial Officer

Press Release: Healthcare Corporation of America

DENVILLE, N.J., May 10, 2013 /PRNewswire/ -- Healthcare Corporation of America (SWCAL), a pharmacy-benefit management company, has named Yoram Bibring its chief financial officer, effective June 3.

Mr. Bibring's appointment comes a month after HCCA became a public company through its acquisition by Selway Capital Acquisition Corp.

"HCCA is undergoing an exciting transformation as a public company, and we are pleased to attract a world-class CFO like Yoram," said Gary Sekulski, chairman and chief executive officer of HCCA. "His track record as a leader at several publicly traded companies, combined with his drive and entrepreneurial spirit, make him a great fit for our team."

"I am excited about the opportunities at HCCA," Mr. Bibring said. "HCCA is uniquely positioned for growth in today's fast-expanding healthcare market. I am impressed with the strategy they are implementing, and I look forward to contributing to the company's growth."

With more than two decades of experience as a chief financial officer, Mr. Bibring was most recently at financial-software company Fundtech from 2001 through 2012. During his tenure at Fundtech, the company grew its annual revenue from $50 million to more than $200 million. Prior to joining Fundtech, Mr. Bibring was CFO at ViryaNet, a provider of wireless workforce-management solutions for field-service communities. In his career, Mr. Bibring has led companies through acquisitions and initial public offerings, in addition to implementing systems, procedures and controls to ensure strong financial management of the companies where he worked.

Mr. Bibring is a graduate of the University of Tel Aviv and a certified public accountant.

About Healthcare Corporation of America

Based in Denville, N.J., Healthcare Corporation of America (http://www.hccarx.com) is a rapidly growing pharmacy-benefit manager, or PBM. Its mission is to reduce prescription drug costs for clients while improving the quality of drug care. HCCA administers prescription-drug benefit programs for employers ranging from commercial clients of various sizes and industries to business associations and trade groups, as well as local government entities, labor unions, charitable and non-profit organizations, and third-party administrators of self-insured benefit plans. The company operates in the marketplace under the name of its subsidiary, Prescription Corporation of America, or PCA.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the combined company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The combined company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the combined company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the combined company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the combined company does not assume a duty to update these forward-looking statements.

Contact: Ray Pellecchia (845) 245-8138

ray@zitopartners.com